Exhibit 23.2


            Consent of Independent Registered Public Accounting Firm


The Administrative Committee
Publix Super Markets, Inc. 401(k) SMART Plan:

We consent to the incorporation by reference in the registration statement (No.033-55867) on Form S-8 of Publix Super Markets, Inc. 401(k) SMART Plan of our report dated June 25, 2007, with respect to the statement of net assets available for plan benefits of Publix Super Markets, Inc. 401(k) SMART Plan as of December 31, 2005, and the related statement of changes in net assets available for plan benefits for the year then ended, which report appears in the December 31, 2006, annual report on Form 11-K/A of Publix Super Markets, Inc. 401(k) SMART Plan.

KPMG, LLP

June 25, 2007
Tampa, Florida
Certified Public Accountants


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